Exhibit 10.8

June 7, 2021

Tony Koblinski

Dear Tony:

We are pleased to offer you the position of Chief Executive Officer with Karman Missile & Space Systems, (“Karman” or the “Company”) with an anticipated start date of July 1, 2021. If you accept the terms of this offer, your position will be based in Southern California with flexibility to work at multiple Karman locations. Your initial job responsibilities will be those outlined in your discussions with representatives of the Company and this letter; however, your duties, responsibilities and reporting structure may change as needs dictate, in the sole discretion of the Company’s representatives but in any case will be consistent with the position for which you were hired and your duties and responsibilities will be typical for a Chief Executive Officer position.

Your salary for this exempt position is $400,000.00 per year, subject to applicable tax withholding, paid on a bi-weekly basis pursuant to the Company’s regular payroll policy. Your base salary will be payable in accordance with the Company’s standard payroll schedule. In addition to the base salary, you are eligible to earn a performance-based bonus target of 100% of your base salary based on your individual performance as well as the Company’s success at hitting certain metrics set forth in the annual budget and approved by the board. A schedule will be provided annually based on the budget presented to and approved by the board. To encourage continued tenure and achievement of productivity goals, you must be employed by the Company on the date such bonus is paid to receive your bonus. You will be able to earn greater than the target bonus to the extent your annual goals are exceeded (uncapped).

You will be issued incentive units equal to 2.50% of the fully diluted common equity of the Company, subject to your continued employment. All units will be subject to terms and conditions set forth in a separate equity agreement that will be provided promptly once finalized. For the sake of clarity, the 2.50% of fully diluted common equity represents 2.50% of the proceeds available after the return of equity capital invested in the business. The equity agreement will contain the following terms:

•	5 years straight line annual vesting (all time based). Vesting will be retroactive to January 1, 2021

•	Full acceleration upon a change of control transaction

•	Participation of the current equity cost basis (not subject to any preferred return or IRR hurdle rates)

•

If there is a termination of your employment for any reason, you will automatically forfeit any unvested units, and the Company will have a repurchase right with respect to any vested units at a purchase price equal to the fair market value of such units as determined by the Company’s board of managers

•

You will be solely responsible for determining the tax consequences of such issuance, including, without limitation, the advisability, availability, method, and timing for filing an election to include income arising from such issuance into your gross income under Code Section 83(b), the tax consequences of such election, and the provision of written notice to the Company of such election in accordance with the regulations promulgated under Code Section 83(b)

•	Terms will be no less favorable than what is ultimately provided for in the applicable award agreement and equity plan document

Offer Letter to Tony Koblinski	Page 2 of 5
June 7, 2021

Additionally, you will be allowed to invest up to $500,000 in the Company.

We believe this package to be highly attractive and have illustrated the potential future value creation in Appendix A. Please note, Appendix A is for illustrative purposes only, is not a promise or guarantee of earnings, and the value of the incentive units can vary greatly depending on business performance and exit scenarios.

As a full-time employee, you will become eligible to participate in the Company’s employee benefit programs and standard PTO terms. You will be eligible for these benefits as follows:

Benefit	When Eligible
Medical, Dental and Vision	First of the month following hire date (unless hire date is first of the month, then hire date)

4 weeks Paid Time Off	Accrues immediately; can use after 30 days

401(k)	First of the month following 30 days

Long-Term Disability, Short-Term Disability & Life Insurance	First of the month following hire date (unless hire date is first of the month, then hire date)

Voluntary benefits	First of the month following hire date (unless hire date is first of the month, then hire date)

Holidays	Upon hire (no waiting period)

Please note that the benefit plans of the Company are subject to change and may be amended, modified or terminated at any time, in the sole discretion of the Company’s management.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us no later than your date of hire.

This offer of employment is contingent upon successful completion of the Company’s background check and screening.

During your employment with the Company, you will have access to confidential, proprietary and trade secret information of the Company and its affiliates. Your employment with the Company is conditioned on compliance with the Company’s policies and procedures protecting and regarding such confidential, proprietary and trade secret information, including signing and returning the Employee Confidentiality and Non-Disclosure Agreement and Employee Inventions and Assignment Agreement, provided to you separately. Any intellectual property that you may develop while employed by the Company that is directly related to your job duties and responsibilities shall immediately become the property of the Company.

You agree that, during the term of your employment with the Company, you will not engage or participate in any business that competes in any manner with the business of the Company. You further agree that, during the term of your employment with the Company, you will not attempt to call on, solicit, or take away from the Company any of the Company’s employees or customers, either for yourself or for any other person or entity. You also agree that, during and after your employment, you will not use or disclose any trade secret information of the Company to attempt to call on, solicit, or take away any of the Company’s customers or employees, either for yourself or for any other person or entity.

Karman Missile & Space Systems

1430 AMRO Way

South El Monte, CA 91733

Offer Letter to Tony Koblinski	Page 3 of 5
June 7, 2021

You shall comply with all policies and procedures of the Company as such policies are communicated to you, and all applicable laws and regulations of any jurisdiction in which the Company does business. Your offer of employment with the Company is also contingent upon your execution of documents for new employees, including without limitation, the Statement of Confidentiality and Non-Disclosure Agreement and Confidentiality Agreement. Compliance with these agreements is important to ensure protection of the Company’s confidential and trade secret information and to protect the Company from unfair competition.

As your employment with the Company is at-will, the Company may terminate your employment at any time, with or without cause, in accordance with the provisions of this letter. Termination of your employment for “cause” shall include, but not be limited to, termination based on any of the following grounds: (a) failure to substantially perform the duties of your position in a satisfactory manner; but only after 30 days’ written notice and an opportunity to cure has been provided; (b) fraud, misappropriation, embezzlement, or any acts of dishonesty in connection with your work for the Company; (c) any act or omission involving moral turpitude that violates criminal law; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) commission of any act, occurring or coming to light during your employment with the Company, that brings or would bring you or the Company into public contempt or ridicule; (g) breach of your duty of loyalty to the Company, including the diversion or usurpation of corporate opportunities belonging to the Company; (h) violation of material Company policies and procedures, including, but not limited to, policies against discrimination, harassment, and retaliation; (i) breach of any of the material terms of this letter; and (j) insubordination or deliberate refusal to follow the instructions of the board or executives of the Company. If the Company terminates your employment without cause, the Company will provide, in exchange for the execution and timely return of a valid release of claims, severance pay to you (or your estate) equivalent to six months of your base salary and benefits, less standard deductions and withholdings, which will be paid to you, at the Company’s election, in either (a) a single lump sum within ten (10) business days after the effective date of the release, or (b) over a six month period on the Company’s regular payroll dates. In the event that you leave your employment on account of the Company’s material breach of its obligations under this letter, but only after 30 days’ written notice and an opportunity to cure has been provided, you shall be entitled to those payments and benefits as if your employment had been terminated by the Company without cause.

Please be advised that this offer letter does not create an expressed or implied contract of employment between you and the Company and does not guarantee employment for any specified period. Your relationship with the Company will be one of employment at-will, which may be terminated by either you or the Company at any time, with or without notice, and for any reason or no reason whatsoever, in each case subject to the Company’s policies (as amended from time to time), but in accordance with the terms of this letter. In addition, this means that the Company may change the terms and conditions of your employment, including, without limitation, pay, benefits, duties, and location, with or without notice and with or without cause, but the Company will not reduce your pay, benefits, and bonus opportunity below the levels set forth in this letter. Your signature below confirms that no promises or agreements contrary to the Company’s at-will employment relationship have been committed to you by any of your discussions with officers, personnel or any other representatives of the Company at any time. You further understand that this at-will relationship can be changed only by a written agreement signed by you and the Company that is authorized by the Board of Managers.

Karman Missile & Space Systems

1430 AMRO Way

South El Monte, CA 91733

Offer Letter to Tony Koblinski	Page 4 of 5
June 7, 2021

Tony, we look forward to your continued presence on the Karman team and to the contributions you will make towards the growth and success of the Company. To indicate your acceptance of the Company’s offer and agreement to its terms, please sign and date this letter in the space provided below and return it to me.

Sincerely,

/s/ David Stinnett
David Stinnett
Partner
Trive Capital

Accepted by Tony Koblinski

/s/ Anthony C. Koblinski
Signature

6/31/2021
Date

Karman Missile & Space Systems

1430 AMRO Way

South El Monte, CA 91733

Offer Letter to Tony Koblinski	Page 5 of 5
June 7, 2021

APPENDIX A

[See attached.]

Karman Missile & Space Systems

1430 AMRO Way

South El Monte, CA 91733